Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Officer Appointments and Director Nominations

HOUSTON, Texas – February 23, 2018 – News Release – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced the appointment of Nathan Brown as President and Director of TC PipeLines GP, Inc., the general partner of the Partnership (the General Partner), and William Morris as Vice-President, Principal Financial Officer and Treasurer of the General Partner, both effective May 1, 2018.

Mr. Brown will succeed Brandon Anderson who will be resigning his positions as President and Director effective May 1 to focus on his other responsibilities with TransCanada Corporation, the ultimate parent company of the General Partner (TransCanada).

Mr. Brown currently serves as Principal Financial Officer and Controller of the General Partner, a position he has held since May 2014.  His main occupation is Vice-President, U.S. Gas Pipelines Financial Services of TransCanada where he is responsible for the accounting of TransCanada's U.S. natural gas pipelines.  Mr. Brown also served as Manager of accounting for TransCanada's U.S. Pipelines West from November 2009 to May 2014 and as Director of Financial Services for TransCanada's U.S. Pipelines from May 2014 to February 2018.

Mr. Morris currently serves as the Vice-President and Treasurer of the General Partner, a position he has held since November 2017, and served as Treasurer of the General Partner from December 2012 to November 2017.  He will succeed Mr. Brown as Principal Financial Officer of the General Partner.  His principal occupation is Director, Finance and Assistant Treasurer of TransCanada, a position he has held since November 2015.  Previous to that, he was Director of Corporate Finance from November 2012.  From September 2001 to November 2012, Mr. Morris was Director of Risk Management for TransCanada and Manager, Risk Management for the previous five years.  Prior to joining TransCanada, Mr. Morris spent 12 years working in both the public accounting and banking industries.

On February 22, 2018, the Board of Directors of the General Partner nominated Nadine Berge and Sean Brett for appointment to the Board of Directors, effective May 1, 2018, to replace Catharine Davis and Joel Hunter, who will not be standing for reappointment upon expiration of their current term.

Ms. Berge is Director, Corporate Compliance and Legal Operations with TransCanada, a position she has held since December 2014.  Ms. Berge's portfolio involves directing the corporate compliance area across Canada, the US and Mexico, as well as leadership of operational matters for the TransCanada legal department in all three jurisdictions. Since joining TransCanada's legal department in May 2005, Ms. Berge has held positions of increasing responsibility prior to her current role, most recently as Senior Legal Counsel.

Mr. Brett is Vice-President, Risk Management with TransCanada, a position he has held since August 2015 and in which he is responsible for financial risk management.  Since joining TransCanada in March 1997, Mr. Brett has held a number of positions, including Vice-President and Treasurer from July 2010 until August 2015.  Mr. Brett previously served as Vice President, Commercial Operations in 2010 and Treasurer of the General Partner from 2007 to 2008.

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Media Inquiries:
Mark Cooper/Terry Cunha
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com